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                                                                    EXHIBIT 23.4



                   Consent of Independent Auditors



To the Board of Directors of Sturm, Ruger & Company, Inc.:

We consent to the use of our report included herein and incorporated by reference in the Registration Statements of Sturm, Ruger & Company, Inc. on Form S-8 (Nos. 333-84677 and 333-53234) relating to the consolidated balance sheets of Sturm, Ruger & Company, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 2002 and 2001, which report appears in the Sturm, Ruger & Company, Inc. 2002 Annual Report on Form 10-K.


/s/ KPMG LLP


Stamford, Connecticut
July 14, 2003









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